Exhibit 10.49

First Amendment to the

Amended and Restated Deferred Compensation Plan of

Foundation Health Corporation

The Amended and Restated Deferred Compensation Plan of Foundation Health Corporation (the “Plan”) is hereby amended, effective as of December 16, 1994, as set forth below.

Section 4(a) of the Plan shall be amended and restated in its entirety as follows:

“4(a) An Eligible Participant may elect to participate in the Plan by filing a written election of deferral of Compensation with the Company during any Election Period. Such Election shall apply to all Compensation to be paid in payroll periods commencing after the close of such Election Period. The Election shall specify the percentage of the Eligible Participant’s Compensation to which the election applies, separately as respect to base compensation and bonus, which may be in any whole percentage between 1% and 90% of each of such base salary and bonus. An Eligible Participant may change his or her deferral percentage (or reduce it to zero) by filing a new deferral election with the Company during any Election Period. The change will be effective with respect to all Compensation to be paid in payroll periods commencing after the close of such Election Period.”

Section 8(a) of the Plan shall be amended and restated in its entirety as follows:

“8(a) Payment of an Account shall be made in such increments and commencing at such time as the Eligible Participant shall specify on his or her deferral election form and within such parameters as specified from time to time by the Committee. The amount of any installment to be paid from an Account, unless otherwise permitted, shall be determined by dividing the balance remaining in such Account by the number of installments then remaining to be distributed from such Account.”

Second Amendment to the

Amended and Restated Deferred Compensation Plan of

Foundation Health Corporation

The Amended and Restated Deferred Compensation Plan of Foundation Health Corporation (the “Plan”) is hereby amended, effective as of May 9, 1996, as set forth below.

Section 15 of the Plan be amended and restated in its entirety as follows:

“Section 15: Amendment or Termination of the Plan.

The Committee may amend, suspend or terminate the Plan at any time, with the vote of 80% of the participants entitled to benefits hereunder and expressly reserves the right to change the interest rate set forth in Section 7(a) on a prospective basis provided that the interest rate will in no case be lower than 140% of Moody’s Seasoned Corporate Bond Rate. In the event of a termination, the Accounts of Eligible Participants shall be paid at such time and in such form as shall be determined pursuant to Section 8, unless the Participant requests and the Committee approves an earlier time or different form for the payment of such Accounts, with interest credited to be the unpaid balance at the rate specified in Section 7(a).”

Third Amendment to the

Amended and Restated Deferred Compensation Plan of

Foundation Health Corporation

The Amended and Restated Deferred Compensation Plan of Foundation Health Corporation (the “Plan”) is hereby amended, effective as of January 1, 2004, as set forth below.

Section 8 of the Plan is hereby amended by deleting therefrom subsections (c) and (f) and by appropriately redesignating the remaining subsections thereof to reflect such deletions.